UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: November 18, 2008
(Date of earliest event reported)
McAFEE, INC.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On November 18, 2008, McAfee, Inc., a Delaware corporation (“McAfee”), completed its acquisition (the “Acquisition”) of Secure Computing Corporation, a Delaware corporation (“Secure Computing”), pursuant to a previously-announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 21, 2008, by and among McAfee, Seabiscuit Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of McAfee (“Merger Sub”), and Secure Computing. Pursuant to the Merger Agreement, Merger Sub was merged with and into Secure Computing (the “Merger”), with Secure Computing continuing as the surviving corporation and as a wholly owned subsidiary of McAfee.
     Subject to the terms and conditions of the Merger Agreement, at the effective time and as a result of the Merger:
•	Each share of Secure Computing’s common stock, par value $0.01 per share (the “Secure Computing Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, was cancelled and converted into the right to receive a cash amount of $5.75, without interest (the “Common Stock Merger Consideration”);

•	Each share of Secure Computing’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Secure Series A Preferred Stock”), issued and outstanding immediately prior to the effective time of the Merger, was redeemed, cancelled and converted into the right to receive a cash amount of approximately $120.87, without interest;

•	Each of Secure Computing’s vested or unvested stock options to purchase shares of Secure Computing Common Stock (each a “Secure Computing Option”) with an exercise price less than $5.75 per share of Secure Computing Common Stock and outstanding at the effective time of the Merger, was cancelled and converted into the right to receive a lump sum cash payment (less any applicable withholding) equal to the product obtained by multiplying (x) the total number of shares of Secure Computing Common Stock subject to such Secure Computing Option immediately prior to the effective time of the Merger by (y) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of Secure Computing Common Stock subject to such Secure Computing Option;

•	Each vested or unvested Secure Computing Option with an exercise price equal to or greater than $5.75 per share of Secure Computing Common Stock and outstanding at the effective time of the Merger, was cancelled; and

•	Each of Secure Computing’s unvested restricted stock units and restricted shares outstanding at the effective time of the Merger (after taking into account waivers of acceleration of vesting by certain of Secure Computing’s officers) was assumed by McAfee, and converted into the right to receive approximately 0.1889 McAfee restricted stock units or restricted shares, as the case may be.
     In total, net of cash held by Secure Computing, the total value of the transaction was approximately $462 million.

Item 9.01. Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired. The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.
(b)	Pro forma financial information. The financial information required by this Item 9.01(b) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAFEE, INC.
Date: November 19, 2008	By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and General Counsel